VBI Vaccines Announces Results of Annual General Meeting

CAMBRIDGE, Mass. (May 25, 2018) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI” or the “Company”), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced the voting results from its annual general meeting of shareholders held on May 24, 2018 (the “Meeting”).

The total number of common shares of the Company (“Common Shares”) represented by shareholders (“Shareholders”) present in person or represented by proxy at the Meeting was an aggregate of 40,086,159 Common Shares, representing 62.42% of VBI’s issued and outstanding Common Shares as of the record date for the Meeting.

The voting results with respect to each of the following seven director nominees, as described in the Company’s proxy statement dated April 10, 2018 (the “Proxy Statement”), all of whom previously served as directors of the Company, were as follows:

Nominee	Votes For	%	Votes Withheld	%
Jeff R. Baxter	24,985,860	98.59%	356,802	1.41%
Steven Gillis	24,418,014	96.35%	924,648	3.65%
Michel De Wilde	24,992,910	98.62%	349,752	1.38%
Adam Logal	24,995,180	98.63%	347,482	1.37%
Tomer Kariv	25,030,892	98.77%	311,770	1.23%
Scott Requadt	24,999,397	98.65%	343,265	1.35%
Steven D. Rubin	19,931,897	78.65%	5,410,765	21.35%

Each of the other matters put forward before the Shareholders for consideration and approval at the Meeting, as described in the Proxy Statement, were duly approved by the requisite number of votes. The Shareholders voted in favor of setting the number of directors at seven, appointing EisnerAmper LLP as VBI’s independent registered public accounting firm for the ensuing year and authorizing the audit committee of VBI’s board of directors to fix its remuneration.

Additional information regarding the results of all matters voted upon at the Meeting may be found in the Company’s report of voting results filed on the Company’s profile on SEDAR at www.sedar.com.

About VBI Vaccines Inc.

VBI is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac™, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac is approved for use in Israel and 14 other countries. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma multiforme (GBM). VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

●	Website Home: http://www.vbivaccines.com/

●	News and Insights: http://www.vbivaccines.com/wire/

●	Investors: http://www.vbivaccines.com/investors/

VBI Contact

Nicole Anderson, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Investor Contact

Nell Beattie

Chief Business Officer

Email: ir@vbivaccines.com